Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
HSBC Finance Corporation

We consent to the incorporation by reference in the registration statements (No. 333-138404 and No. 333-138404-01) on Form S-3 of HSBC Private Label Credit Card Master Note Trust (USA) I of our attestation report dated March 28, 2011 with respect to each of HSBC Finance Corporation, as Servicer, HSBC Card Services Inc., HSBC Technology & Services (USA) Inc., HSBC Electronic Data Processing (India) Private Limited and HSBC Electronic Data Processing (Philippines) Inc. (the “HSBC Companies”) and its assessment of compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB applicable to the servicing of private label credit card receivables related to the HSBC Private Label Credit Card Master Note Trust (USA) I’s asset-backed securitization transactions and securities publicly issued on or after January 1, 2006 (the Platform), except for the servicing criteria identified in Schedule I of the “Report on Compliance With Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB Under the Securities Exchange Act of 1934” (Management's Report) as “Not Applicable”, which each of the individual HSBC Companies has determined are not applicable to the activities performed with respect to the Platform, as of and for the year ended December 31, 2010. Our attestation report appears in the December 31, 2010 annual report on Form 10-K of HSBC Private Label Credit Card Master Note Trust (USA) I.

/s/ KPMG

March 28, 2011